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                                                                EXHIBIT 10.7

                             [PRIMEGG LETTERHEAD]


December 5, 1997

Mr. David Weinberg
Weinberg Foods, Inc.
11410 N.E. 124th Street, Suite 264
Kirkland,, WA  98034

Dear David,

     The purpose of this letter is to formalize our relationship with you and your firm. Since the inception of Primegg, we have looked to you as the sole representative for products offered by Primegg on the West Coast. We have defined your sales territory generally as the area west of the Rocky Mountains. In addition, as you have requested, we may select specific customers outside of this area as your accounts. For our mutual benefit and understanding, attached to this letter is a current list of companies which your firm is supplying with our products. We have both reviewed this listing and agree that the companies shown are yours exclusive for the sale of our products and any sales to these companies will result in an earned commission for your firm, unless we mutually agree otherwise as the result of some unusual situation.

Duration of this Agreement

     Our intention is to continue our current relationship with you and your firm for the foreseeable future. For purposes of this agreement, however, we request a time frame of three years during which time both firms will be bound by the provisions of this letter. Beginning January 1, 1998, through December 31, 2001, we will continue our commitment as we have in the past to your firm and as is spelled out in this letter. In return we have asked, and you have agreed, not to offer to your accounts the products of any other company which products could reasonably be provided by Primegg. After December 31, 2001, the agreement will continue in force on an annual basis unless either party notifies the other party consistent with the terms set forth in the paragraph that follows which relates to dissolving our association.

Dissolving our Association

     While we are committed to our relationship with you and your firm, we feel it is to our mutual best interest to provide a
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Mr. David Weinberg
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method for disassociating our firms should either or both of us decide this separation is in either company's best interest. In order to provide both firms with a reasonable time frame in which to find a replacement should either company wish to discontinue this agreement, we jointly agree that we will provide the other company with a written notice of any dissolution six months before discontinuing the provisions of this agreement.

Commissions

      Presently, we generally have paid you an average of three cents per pound of product sold. As you know, this amount has been greater in some instances and less in others. The exact amount has been the result of an agreement between us at the time of the sale. Our intention is to continue this practice. Commission payments to your firm are payable once we receive payments from the customer. Payments to your firm will continue to be made weekly.

Resolution of any Disagreement

     In the past we always have been able to resolve any disagreements we have had relative to a sale by discussing the various issues involved and reaching a compromise agreement. Our intention is to continue this policy in the future. We are prepared to meet with you at any location of our mutual choice and to spend the time necessary to resolve any concerns that might arise relative to our association.

     If you agree that this letter provides a framework for our continued success, please sign in the space provided below and return the letter to me. The copy of the letter signed by us is for your files.

AGREED:                                 AGREED:


/s/ DAVID WEINBERG                      /s/ JON E. LUIKART
------------------------                ------------------------
  David Weinberg                          Jon E. Luikart
Weinberg Foods, Inc.                       Primegg, Ltd.